Exhibit 5.1

                [Letterhead of Cadwalader, Wickersham & Taft LLP]










February 28, 2006


Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York 10005

Re:  Commercial Mortgage Pass-Through Certificates

Ladies and Gentlemen:

     We have acted as special counsel to Deutsche Mortgage & Asset Receiving Corporation (the "Depositor"), in connection with the Depositor's Registration Statement on Form S-3 (No. 333-130390) (the "Registration Statement"). Pre-Effective Amendment No. 2 to the Registration Statement is being filed today with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"). The Prospectus forming a part of the Registration Statement describes Commercial Mortgage Pass-Through Certificates (the "Certificates") to be sold by the Depositor in one or more series (each, a "Series") of Certificates. Each Series of Certificates will be issued under a separate pooling and servicing agreement (each, a "Pooling and Servicing Agreement") among the Depositor, a master servicer (a "Servicer"), a trustee (a "Trustee") and, if applicable, such other parties to be identified in the Prospectus Supplement for such Series. The form of Pooling and Servicing Agreement has been filed as an exhibit to the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings given to such terms in the Registration Statement. We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

     Based on and subject to the foregoing, we are of the opinion that:

     1. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Depositor, a Servicer, a Trustee and any other party thereto, such Pooling and Servicing Agreement will constitute a legal, valid and binding agreement of the Depositor, enforceable against the Depositor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law or considerations of public policy.

     2. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Depositor, a Servicer, a Trustee and any other party thereto, and the Certificates of such Series have been duly executed, authenticated, delivered and sold as contemplated in the Registration Statement, such Certificates will be validly issued and outstanding, fully paid and nonassessable, and the holders of such Certificates will be entitled to the benefits provided by such Pooling and Servicing Agreement.

     3. The description of federal income tax consequences appearing under the heading "Federal Income Tax Consequences" in the Prospectus accurately describes the material federal income tax consequences to holders of Certificates under existing law, subject to the qualifications and assumptions stated therein.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the headings "Legal Matters" and "Federal Income Tax Consequences" in the Prospectus, which is a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                Very truly yours,


                                /s/Cadwalader, Wickersham & Taft LLP